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[LETTERHEAD OF PLANVISTA]

For more information, contact:                             For Immediate Release
Phil Dingle, PlanVista Corporation
(813) 289-1000, ext. 2048


     PLANVISTA CORPORATION RAISES $3.3 MILLION IN PRIVATE PLACEMENT FUNDING

TAMPA, FL - July 6, 2001 - PlanVista Corporation (NYSE:PVC), the rapidly growing medical cost containment firm based in Tampa, Florida, has raised $3.3 million in a private placement. The purchaser of these securities were certain investment funds managed by DePrince, Race and Zollo, an investment management firm in which director John Race is one of the principals. As previously announced, this transaction is the first part of a private placement to accredited investors identified by PVC's investment banker, William Blair & Company, the balance of which will be used to assist the Company in refinancing its credit facility currently scheduled to term at the end of August. The new funding in the transaction just completed will be used to satisfy certain pre-closing obligations connected with PlanVista's recent divestiture of HealthPlan Services, Inc. to HealthPlan Holdings Inc. ("HHI"). In connection with the placement, the Company issued unregistered shares of its common stock at a 15% discount to the 10 day trading average through July 2, and has agreed to register such shares during the next 30 days. Additionally, in connection with extending certain payment obligations with its lenders which were due June 30 and July 31 and certain payments to HHI which were due shortly after Closing of the HHI transaction, the Company issued 75,000 shares of its common stock to HHI and 75,000 shares of its common stock to its lenders and has agreed to register these shares. The Company has also asked its investment bankers to evaluate all strategic alternatives to maximize shareholder value over the short and long term.

PlanVista is a leading health care technology and product development company, providing medical cost containment for health care payers and providers through PlanVista Solutions, one of the nation's largest independently owned full-service preferred provider organizations. PlanVista Solutions provides network access, electronic claims repricing, and claims and data management services to health care payers and provider networks throughout the United States. Visit the company's website at www.planvista.com.
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This press release includes forward-looking statements related to PlanVista that involve risks and uncertainties including, but not limited to, our ability to expand our client base; the success of our divestiture and diversification efforts; our ability to manage costs and reduce and restructure debt; changes in law; fluctuations in business conditions and the economy; and our ability to attract and retain key management personnel. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. Copies of these filings are available upon request from the Company's chief financial officer. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Achieved results may differ materially from management expectations.

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